FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003
HUMAN GENOME SCIENCES ANNOUNCES DECISION TO SPIN OFF COGENESYS DIVISION AS AN INDEPENDENT COMPANY
- HGS to continue primary focus on commercialization of later-stage product candidates -
- CoGenesys to focus on developing certain early-stage product opportunities and monetizing Human Genome Sciences’ accumulated intellectual property -
- CoGenesys funding to come primarily from sources outside HGS -
- HGS to retain right to equity position, certain product rights and access to CoGenesys early development capabilities -
     ROCKVILLE, Maryland — December 13, 2005 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced that it has decided to spin off its CoGenesys division as an independent company that will focus on the early development of selected gene-based product opportunities and the monetization of certain Human Genome Sciences intellectual property and technology assets. The decision is contingent on a successful completion of CoGenesys funding by no later than May 31, 2006. The company plans to hold a conference call today at 4:45 PM Eastern to discuss the transaction.
     H. Thomas Watkins, President and Chief Executive Officer, Human Genome Sciences, said, “We believe that the decision announced today will enable Human Genome Sciences to realize value from certain intellectual property assets and early-stage product opportunities, while maintaining our primary focus on the commercialization of our later-stage products in clinical development. CoGenesys has made important progress since it was created as a division of Human Genome Sciences in the first quarter of 2005, and has demonstrated its ability to generate value through the early development of promising HGS assets. CoGenesys has an excellent employee base and infrastructure already in place, including a highly experienced early development team. The decision to spin off CoGenesys as an independent company is the logical next step, which will facilitate the ability of CoGenesys to fund itself primarily from sources outside HGS. After evaluating a variety of approaches, we have concluded that spinning off CoGenesys as an independent company offers Human Genome Sciences the best opportunity to monetize a number of the intellectual property and proprietary technology assets that HGS has accumulated over the years.”
     CoGenesys was created as a division of Human Genome Sciences in the first quarter of 2005, with approximately 60 employees.1 All CoGenesys personnel have been located in a dedicated 48,000 sq. ft. facility, equipped with specialized laboratories and cGMP mammalian and microbial manufacturing suites suitable to the production of material required for preclinical and Phase 1 clinical research. HGS and CoGenesys have identified a number of promising product opportunities, including late-stage preclinical candidates. Under an agreement announced today, HGS is providing CoGenesys with the increased independence it requires to take the next logical step of securing funding from sources outside Human Genome Sciences.
     Under the agreement, Human Genome Sciences will provide CoGenesys with a start-up loan of $10 million to be repaid either in cash or equity at the option of Human Genome Sciences, following completion of CoGenesys funding. Human Genome Sciences will grant CoGenesys exclusive rights to develop and commercialize biological products based on certain human genes discovered by HGS, and will grant CoGenesys a license to use its proprietary albumin-fusion technology to develop and commercialize certain albumin-fusion proteins for therapeutic use.
     Human Genome Sciences will have the right to retain an equity investment in CoGenesys, and will receive an upfront payment, either in cash or equity at the option of HGS, for the assets, intellectual property and technology licensed to CoGenesys. HGS also is entitled to a portion of the revenue CoGenesys receives from outlicensing or sales of therapeutic and diagnostic products successfully developed and commercialized. HGS retains the right of first refusal prior to outlicensing by CoGenesys of several specific products that may be developed under the agreement. In addition, HGS has the option to have CoGenesys continue to perform pre-IND development work for up to two Human Genome Sciences products per year, with reimbursement for expenses on a cost-plus basis; CoGenesys will be entitled to milestone payments as any resulting products advance through development.
     Craig A. Rosen, Ph.D., will join CoGenesys as Executive Chairman and Chief Scientific Officer, and has resigned his current posts as President, Chief Scientific Officer and a Director of Human Genome Sciences effective December 31, 2005. Steven C. Mayer will join CoGenesys as Chief Executive Officer, and has resigned as Executive Vice President and Chief Financial Officer of Human Genome Sciences effective December 31, 2005. Both Dr. Rosen and Mr. Mayer will continue to serve as consultants to Human Genome Sciences. Dr. Rosen and Mr. Mayer also will be working to secure funding for CoGenesys, and are stockholders of the new company.

     Mr. Watkins, who joined Human Genome Sciences in November 2004 as Chief Executive Officer, assumes the additional title of President of Human Genome Sciences. On an interim basis, Barry A. Labinger, Executive Vice President and Chief Commercial Officer, has been appointed to the additional post of Chief Financial Officer. A search for a permanent Chief Financial Officer is underway.
     Dr. Rosen and Mr. Mayer will be joined at CoGenesys by a highly experienced early drug development team of approximately 60 colleagues from Human Genome Sciences, including 20 Ph.D.-level scientists. Upon completion of funding, CoGenesys will become an independent company, and will assume salary and benefits obligations for its employees. CoGenesys will also assume responsibility for its 48,000 sq. ft. facility, along with relevant equipment leases — producing a combined reduction in Human Genome Sciences’ anticipated operating costs of more than $35 million over the next three years. If CoGenesys does not achieve its funding objectives, the employees involved will remain employees of Human Genome Sciences.
     Mr. Watkins said, “Craig Rosen and Steve Mayer have played major roles in bringing Human Genome Sciences to this point and in preparing us for the future. Craig was a scientific co-founder of our company and has served as our chief scientist since 1992 and as President of the company since 2004. Steve has served as our Chief Financial Officer for nearly a decade. With Craig and Steve to lead CoGenesys, and with the quality, technical expertise and dedication of our colleagues who join them, I have every confidence that the CoGenesys team will complete their funding successfully and will move rapidly to achieve their mission as an independent company. We will miss them all as fellow employees, but we will continue to enjoy and benefit from our new business relationship with CoGenesys and our many friendships with its people for years to come.”
     Dr. Rosen said, “I am excited by the opportunities ahead for CoGenesys, and I am proud of everything that Human Genome Sciences has accomplished. As Human Genome Sciences continues its rapid progress toward commercialization, I have the great privilege at CoGenesys to return to drug discovery and early development — and to help begin and grow a new company built on the foundation of intellectual property and technology amassed by Human Genome Sciences through genomics-based research. Our plan at CoGenesys is to exploit both lower risk and novel therapeutic targets to create new protein- and antibody-based treatment options for diseases where available medicines leave a significant unmet medical need. We have a highly experienced and capable early drug development team that has already demonstrated the ability to bring new drug candidates rapidly from concept to clinic. A number of discussions with potential partners and investors are already underway. I look forward to a productive and rewarding relationship between CoGenesys and Human Genome Sciences, to a great future for both companies and their people, and to bringing new therapies to patients who need them.”

     Although the primary focus of Human Genome Sciences will continue to be the commercialization of its compounds in later-stage development, the company will continue to have a strong internal research capability, headed by Vivian Albert, Ph.D., Vice President, Research, who will report to David C. Stump, M.D., Executive Vice President, Drug Development. Dr. Albert heads a group of approximately 65 scientists and support personnel responsible for late-stage preclinical development of drug leads, research on new indications for our products in clinical development, clinical assay and pharmacology support for clinical programs, and safety assessment, including toxicology, pharmacokinetics and pathology. The company will also continue to have the ability to conduct preclinical work on early-stage candidates internally if it is decided to shift efforts to that purpose.
     Curran M. Simpson, who formerly reported to Dr. Rosen as Vice President, Manufacturing Operations, has been promoted to Senior Vice President, Operations, and will report directly to Mr. Watkins. Mr. Simpson will also become a member of the company’s Management Committee. Randy J. Maddux, formerly Vice President, Quality, has been appointed Vice President, Manufacturing, reporting to Mr. Simpson. Daniel S. Gold, Ph.D., formerly Senior Vice President, Pharmaceutical Operations, has been appointed Senior Vice President, Manufacturing Alliances, reporting to Barry A. Labinger, Executive Vice President and Chief Commercial Officer,
     Human Genome Sciences has three product candidates in Phase 2 clinical development: LymphoStat-B™ (belimumab) for the treatment of systemic lupus erythematosus (SLE) and rheumatoid arthritis; Albuferon™ (albumin-interferon-alpha) for the treatment of chronic hepatitis C; and HGS-ETR1 (mapatumumab) for the treatment of non-small cell lung cancer, colorectal cancer and non-Hodgkin’s lymphoma. Planning for Phase 3 development of LymphoStat-B in SLE is currently underway.
     The company has four product candidates in Phase 1 clinical development: ABthrax™ (raxibacumab) is a human monoclonal antibody for use in the treatment of anthrax disease in the event of a bioterrorist attack. A Phase 1 study of ABthrax has been completed, and the company announced in October 2005 that it has been awarded a two-phase contract to supply ABthrax to the U.S. Government, with the first phase to consist of providing 10 grams of ABthrax to the government for testing, and with the second phase to include a U.S. government option to purchase up to 100,000 doses of ABthrax for the Strategic National Stockpile within one year. Other products in Phase 1 clinical development include CCR5 mAb, a human monoclonal antibody for the treatment of HIV/AIDS, as well as HGS-ETR2 and HGS-TR2J, both of which are human monoclonal antibodies for the treatment of cancer.
     Human Genome Sciences is a company with the mission to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.

CONFERENCE CALL
     Human Genome Sciences management will hold a conference call to discuss this announcement today at 4:45 pm Eastern Time. Investors may listen to the call by dialing 800/811-8845 or 913/981-4905, passcode 1492590, five to ten minutes before the start of the call. A replay of the conference call will be available for several days by dialing 888/203-1112 or 719/457-0820, passcode 1492590. This conference call also will be webcast. Interested parties who wish to listen to the webcast should visit the Human Genome Sciences website at www.hgsi.com. The archive of the conference call will be available several hours after the conference call and will remain available for several days.
     For more information about Human Genome Sciences, visit the company’s web site at www.hgsi.com. Health professionals interested in more information about clinical trials involving Human Genome Sciences products are encouraged to inquire via the Contact Us section of the web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.
     HGS, Human Genome Sciences, ABthrax, Albuferon, and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Many of these risks and uncertainties, as well as the risk of whether adequate funding for CoGenesys can be obtained, will apply to CoGenesys and to the Company’s interest in CoGenesys. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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Footnotes:
1.	(HGSI Press Release) Human Genome Sciences Reports on Progress Toward Commercialization. May 26, 2005.

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